Exhibit 99.1
GigaCloud Technology Inc Announces Fourth Quarter 2023 and Year Ended December 31, 2023 Financial Results

Fourth Consecutive Quarter of Record Profitability, Revenues up 94.8% from Fourth Quarter 2022
EL MONTE, Calif., March 15, 2024 (GLOBE NEWSWIRE) — GigaCloud Technology Inc (Nasdaq: GCT) (“GigaCloud” or the “Company”), a pioneer of global end-to-end B2B ecommerce solutions for large parcel merchandise, today announced its unaudited financial results for the quarter and the fiscal year ended December 31, 2023.
Fourth Quarter 2023 Financial Highlights
•Total revenues were $244.7 million in the fourth quarter of 2023, an increase of 94.8% from $125.6 million in the fourth quarter of 2022.
•Gross profit was $69.8 million in the fourth quarter of 2023, an increase of 161.4% from $26.7 million in the fourth quarter of 2022. Gross margin increased to 28.5% in the fourth quarter of 2023 from 21.2% in the fourth quarter of 2022.
•Net income was $35.6 million in the fourth quarter of 2023, an increase of 184.8% from $12.5 million in the fourth quarter of 2022. Net income margin increased to 14.5% in the fourth quarter of 2023 from 9.9% in the fourth quarter of 2022.
•Cash was $183.3 million and restricted cash was $0.9 million as of December 31, 2023, compared to $143.5 million and $1.5 million as of December 31, 2022, respectively.
•Adjusted EBITDA1 was $43.8 million in the fourth quarter of 2023, an increase of 188.2% from $15.2 million in the fourth quarter of 2022.
Full year 2023 Financial Highlights
•Total revenues were $703.8 million for the full year of 2023, an increase of 43.6% from $490.1 million for the full year of 2022.
•Gross profit was $188.6 million for the full year of 2023, an increase of 127.0% from $83.1 million for the full year of 2022. Gross margin increase from 17.0% in 2022 to 26.8% in 2023.
•Net income was $94.1 million for the full year of 2023, an increase of 292.1% from $24.0 million for the full year of 2022. Net income margin increased to 13.4% for the full year of 2023 from 4.9% for the full year of 2022.
•Adjusted EBITDA1 was $118.3 million for the full year of 2023, an increase of 183.0% from $41.8 million for the full year of 2022.

Operational Highlights
•GigaCloud Marketplace GMV2 was $794.4 million in the 12 months ended December 31, 2023, an increase of 53.3% from $518.2 million in the 12 months ended December 31, 2022.
•Active 3P sellers3 were 815 in the 12 months ended December 31, 2023, an increase of 45.5% from 560 in the 12 months ended December 31, 2022.
1     Adjusted EBITDA is a non-GAAP financial measure. For more information on the non-GAAP financial measure, please see the section of “Non-GAAP Financial Measure” and the table captioned “Unaudited Reconciliation of Adjusted EBITDA” set forth at the end of this press release.
2    GigaCloud Marketplace GMV means the total gross merchandise value of transactions ordered through our GigaCloud Marketplace including GigaCloud 3P and GigaCloud 1P, before any deductions of value added tax, goods and services tax, shipping charges paid by buyers to sellers and any refunds.
3    Active 3P sellers means sellers who have sold a product in GigaCloud Marketplace within the last 12-month period, irrespective of cancellations or returns.

•Active buyers4 were 5,010 in the 12 months ended December 31, 2023, an increase of 20.5% from 4,156 in the 12 months ended December 31, 2022.
•Spend per active buyer5 was $158,569 in the 12 months ended December 31, 2023, an increase of 27.2% from $124,692 in the 12 months ended December 31, 2022.
•3P seller GigaCloud Marketplace GMV6 was $426.3 million in the 12 months ended December 31, 2023, an increase of 65.4% from $257.7 million in the 12 months ended December 31, 2022. 3P seller GigaCloud Marketplace GMV represented 53.7% of total GigaCloud Marketplace GMV in the 12 months ended December 31, 2023.

“The fourth quarter saw our highest quarterly revenue in the company history, up almost 95% year-over-year, representing an inflection point in the size and scale of GigaCloud,” said Larry Wu, Founder, Chairman, and Chief Executive Officer of GigaCloud. “The integration of Noble House and Wondersign marks as a significant step forward in our global expansion. This move elevates our presence across diverse geographies, broadens our product portfolio with premium SKUs, integrates innovative technology, and expands our business network. Together, these efforts, coupled with our organic growth, propel us towards a new era of industry leadership. We combine our supplier fulfilled retailing business model, which streamlines every step of the supply chain journey, with ongoing research and development focused on leveraging advanced algorithms to further optimize our robust cloud infrastructure. This strategic combination empowers us to deliver an exceptional B2B selling and sourcing experience for all marketplace participants. Moving forward, we are confident in our ability to create a sustainable, more efficient global supply chain for large parcel merchandise.”

Fourth Quarter 2023 Financial Results
Revenues
Total revenues were $244.7 million in the fourth quarter of 2023, increased by 94.8% from $125.6 million in the fourth quarter of 2022. The increase was primarily due to an increase in market demand for large parcel merchandise, leading to increases in our GigaCloud Marketplace GMV, sales volume and number of sellers and buyers.
•Service revenue from GigaCloud 3P was $69.3 million in the fourth quarter of 2023, increased by 92.0% from $36.1 million in the fourth quarter of 2022. The increase was primarily due to an increase in revenue from last-mile delivery services by 69.1% from $21.7 million in the fourth quarter of 2022 to $36.7 million in the fourth quarter of 2023, an increase in revenue from ocean transportation services by 81.0% from $4.2 million in the fourth quarter of 2022 to $7.6 million in the fourth quarter of 2023, an increase in revenue from packaging service by 122.2% from $2.7 million in the fourth quarter of 2022 to $6.0 million in the fourth quarter of 2023, and an increase in revenue from warehouse services by 43.4% from $5.3 million in the fourth quarter of 2022 to $7.6 million in the fourth quarter of 2023.
•Product revenue from GigaCloud 1P was $88.3 million in the fourth quarter of 2023, increased by 50.9% from $58.5 million in the fourth quarter of 2022. The increase was primarily due to increases in the number of buyers and spend per active buyer.
•Product revenue from off-platform ecommerce was $87.0 million in the fourth quarter of 2023, increased by 179.7% from $31.1 million in the fourth quarter of 2022. The increase was primarily due to increases in the number of sales channels and the sales in certain third-party off-platform ecommerce.
Cost of Revenues
Cost of revenues was $174.9 million in the fourth quarter of 2023, increased by 76.8% from $98.9 million in the fourth quarter of 2022.
•Cost of services increased by 91.6% from $29.9 million in the fourth quarter of 2022 to $57.3 million in the fourth quarter of 2023, primarily due to an increase in delivery cost by 98.3% from $22.9 million in the fourth quarter of 2022 to $45.4 million in the fourth quarter of 2023 consistent with the increase in our sales, an
4    Active buyers means buyers who have purchased a product in the GigaCloud Marketplace within the last 12-month period, irrespective of cancellations or returns.
5    Spend per active buyer is calculated by dividing the total GigaCloud Marketplace GMV within the last 12-month period by the number of active buyers as of such date.
6    3P seller GigaCloud Marketplace GMV means the total gross merchandise value of transactions sold through our GigaCloud Marketplace by 3P sellers, before any deductions of value added tax, goods and services tax, shipping charges paid by buyers to sellers and any refunds.

increase in rental cost by 65.1% from $4.3 million in the fourth quarter of 2022 to $7.1 million in the fourth quarter of 2023 as we increased the number of warehouses to 33 globally in the fourth quarter of 2023, and an increase in staff cost by 115.4% from $1.3 million in the fourth quarter of 2022 to $2.8 million in the fourth quarter of 2023 as the Company is expanding.
•Cost of product sales increased by 70.4% from $69.0 million in the fourth quarter of 2022 to $117.6 million in the fourth quarter of 2023, primarily due to an increase in product cost by 67.5% from $52.3 million in the fourth quarter of 2022 to $87.6 million in the fourth quarter of 2023 consistent with the increase in our sales, an increase in rental cost by 184.2% from $3.8 million in the fourth quarter of 2022 to $10.8 million in the fourth quarter of 2023 as we increased the number of warehouses to 33 globally in the fourth quarter of 2023, and an increase in delivery costs by 20.4% from $9.8 million in the fourth quarter of 2022 to $11.8 million in the fourth quarter of 2023.
Gross Profit and Gross Margin
Gross profit was $69.8 million in the fourth quarter of 2023, increased by 161.4% from $26.7 million in the fourth quarter of 2022. Gross margin increased to 28.5% in the fourth quarter of 2023 from 21.2% in the fourth quarter of 2022.
Operating Expenses
Total operating expenses were $32.7 million in the fourth quarter of 2023, increased by 181.9% from $11.6 million in the fourth quarter of 2022.
•Selling and marketing expenses were $14.0 million in the fourth quarter of 2023, increased by 122.2% from $6.3 million in the fourth quarter of 2022. The increase was primarily due to an increase in platform service fee we incurred to certain third-party ecommerce websites by 173.9% from $2.3 million in the fourth quarter of 2022 to $6.3 million in the fourth quarter of 2023, an increase in staff cost related to selling and marketing personnel by 50.0% from $3.4 million in the fourth quarter of 2022 to $5.1 million in the fourth quarter of 2023, and an increase in advertising and promotion expense by 340.0% from $0.5 million in the fourth quarter of 2022 to $2.2 million in the fourth quarter of 2023.
•General and administrative expenses were $13.1 million in the fourth quarter of 2023, increased by 235.9% from $3.9 million in the fourth quarter of 2022. The increase was primarily due to an increase in staff cost by 178.3% from $2.3 million in the fourth quarter of 2022 to $6.4 million in the fourth quarter of 2023, an increase in professional service expense by 311.1% from $0.9 million in the fourth quarter of 2022 to $3.7 million in the fourth quarter of 2023 as the Company engaged professional services for its financial and legal advisors in the fourth quarter of 2023.
•Research and development expenses were $2.3 million in the fourth quarter of 2023, increased by 64.3% from $1.4 million in the fourth quarter of 2022, primarily due to the Company's dedication in expanding our research and development efforts. We increased the number of research and development projects and the number of employees to perform research and development function in the fourth quarter of 2023 compared to the fourth quarter of 2022.
Operating Income
Operating income was $37.1 million in the fourth quarter of 2023, increased by 145.7% from $15.1 million in the fourth quarter of 2022.
Income Tax Expenses
Income tax expenses were $7.3 million in the fourth quarter of 2023, increased by 204.2% from $2.4 million in the fourth quarter of 2022.
Net Income
Net income was $35.6 million in the fourth quarter of 2023, an increase of 184.8% from $12.5 million in the fourth quarter of 2022. Net income margin increased to 14.5% in the fourth quarter of 2023 from 9.9% in the fourth quarter of 2022.

Basic and Diluted Earnings per Share
Basic and diluted earnings per share were $0.87 in the fourth quarter of 2023, compared to $0.31 in the fourth quarter of 2022.
Adjusted EBITDA
Adjusted EBITDA7 was $43.8 million in the fourth quarter of 2023, increased by 188.2% from $15.2 million in the fourth quarter of 2022.
Balance Sheet
As of December 31, 2023, the Company had cash of $183.3 million and restricted cash of $0.9 million, compared to $143.5 million and $1.5 million as of December 31, 2022, respectively.
Cash Flow
Net cash provided by operating activities was $133.5 million in the year ended December 31, 2023, compared to net cash provided by operating activities of $49.7 million in the year ended December 31, 2022, primarily attributable to net income of $94.1 million in the year ended December 31, 2023, adjusted primarily by prepayments and other assets, accrued expenses and other current liabilities, income tax payable, inventories, accounts payable, and accounts receivable.
Net cash used in investing activities was $90.5 million in the year ended December 31, 2023 compared to $0.7 million in the year ended December 31, 2022, consisting primarily of acquisitions, with the cash payment of $86.6 million in the year ended December 31, 2023.
Net cash used in financing activities was $4.0 million in the year ended December 31, 2023, compared to net cash provided by financing activities of $31.9 million in the year ended December 31, 2022, consisting primarily of repayment of finance lease obligations of $2.2 million in the year ended December 31, 2023 and payment of share repurchase of $1.6 million in the year ended December 31, 2023.

Acquisitions
In October 2023, we completed the acquisition of Noble House Home Furnishings LLC, or Noble House, a leading B2B distributor of indoor and outdoor home furnishings, for an aggregate consideration of approximately $77.6 million. The Noble House acquisition was funded using cash on hand from operations. The acquisition added valuable assets, including but not limited to, inventory, warehouses leases, intangible assets including technology assets, and other assets which can be further utilized and to supplement our B2B ecommerce ecosystem.
The acquisition of Noble House added six warehouses with approximately 2.4 million square feet to our warehousing network in the U.S., and one warehouse with approximately 0.1 million square feet in Canada. We also increased the number of product SKUs, particularly in outdoor furnishings, to our GigaCloud Marketplace through this acquisition. We plan to utilize Noble House’s footprint in India to broaden our suppliers base, and in Canada to expand the end markets that we serve, attract more sellers and buyers on our Marketplace. We believe the Noble House acquisition would contribute additional sales channels and business relationships to further complement our B2B ecommerce ecosystem.

In November 2023, we completed the acquisition of a 100% equity interest of Apexis, Inc., a Florida corporation dba Wondersign, or Wondersign, for an aggregate purchase price of approximately $10.0 million. The Wondersign acquisition was funded using cash on hand from operations.Wondersign is a cloud-based interactive digital signage and e-catalog management SaaS company headquartered in Tampa, Florida with access to thousands of storefronts across the United States through its customers. Wondersign develops and maintains “Catalog Kiosk,” a leading digital catalog software that allows retailers to display an endless aisle of products and better connect with today’s omni-channel shoppers. We believe that the acquisition of Wondersign would help us achieve our goal in making GigaCloud Marketplace a customer-facing and seamless platform, providing a user-friendly experience for both platform participants and retail store customers.

7    Adjusted EBITDA is a non-GAAP financial measure. For more information on the non-GAAP financial measure, please see the section of “Non-GAAP Financial Measure” and the table captioned “Unaudited Reconciliation of Adjusted EBITDA” set forth at the end of this press release.

Noble House contributes product revenues to our GigaCloud 1P and off-platform ecommerce revenue streams, while Wondersign contributes service revenues through its catalog subscription services, and product revenues through the sales of its Catalog Kiosk displays.

The financial impact from the acquisitions of Noble House and Wondersign was reflected in our financial results in the fourth quarter of 2023. The operating impact from these acquisitions has not been reflected in the operating metrics in our GigaCloud Marketplace in the fourth quarter of 2023.

Warehouse Fire
On March 9, 2024, one of the Company’s warehouses in Japan suffered damages due to a warehouse fire. While the Company is still evaluating the impact caused by the warehouse fire, the Company estimated approximately $1.8 million in damages with respect to the cost of its inventory held at the warehouse. The Company has insurance coverage associated with the damages to the inventory and warehouse equipment. Furthermore, the Company has a total of four warehouses in Japan and the Company has shifted our warehousing operations in Japan to the other three warehouses to minimize any disruptions to the Company’s operations in Japan.

Share Repurchase Program
The Company established a share repurchase program in June 2023 under which the Company may purchase up to $25.0 million of its Class A ordinary shares, par value $0.05, over a 12-month period. From the launch of the share repurchase program on June 14, 2023 to December 31, 2023, the Company in aggregate purchased approximately 215,000 Class A ordinary shares in the open market at a total consideration of approximately $1.6 million pursuant to the share repurchase program. During our fourth fiscal quarter of 2023, we did not repurchase any Class A ordinary shares.

Business Outlook
The Company expects its total revenues to be between $230 million and $240 million in the first quarter of 2024. This forecast reflects the Company’s current and preliminary views on the market and operational conditions, which are subject to change and cannot be predicted with reasonable accuracy as of the date hereof.
Conference Call
The Company will host an earnings conference call to discuss its financial results at 8:30 am U.S. Eastern Time (8:30 pm Beijing/Hong Kong Time) on March 18, 2024.
For participants who wish to join the call, please access the link provided below to complete the online registration process.

Registration Link: https://register.vevent.com/register/BI81d3392a6ff646c69fe25f848272517b
Upon registration, participants will receive the dial-in number and unique PIN, which can be used to join the conference call. If participants register and forget their PIN or lose their registration confirmation email, they may simply re-register and receive a new PIN. All participants are encouraged to dial in 15 minutes prior to the start time.
A live and archived webcast of the conference call will be accessible on the Company’s investor relations website at: https://investors.gigacloudtech.com/.
About GigaCloud Technology Inc
GigaCloud Technology Inc is a pioneer of global end-to-end B2B ecommerce solutions for large parcel merchandise. The Company’s B2B ecommerce platform, which it refers to as the “GigaCloud Marketplace,” integrates everything from discovery, payments and logistics tools into one easy-to-use platform. The Company’s global marketplace seamlessly connects manufacturers, primarily in Asia, with resellers, primarily in the U.S., Asia and Europe, to execute cross-border transactions with confidence, speed and efficiency. The Company offers a truly comprehensive solution that transports products from the manufacturer’s warehouse to the end customer’s doorstep, all at one fixed price. The Company first launched its marketplace in January 2019 by focusing on the global furniture market and has since expanded into additional categories such as home appliances and fitness equipment. For more information, please visit the Company’s website: https://investors.gigacloudtech.com/.

Non-GAAP Financial Measures
The Company uses Adjusted EBITDA, which is net income excluding interest, income taxes and depreciation, further adjusted to exclude share-based compensation expense, a non-GAAP financial measure, to understand and evaluate its core operating performance. Non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.
For more information on the non-GAAP financial measures, please see the table captioned “Unaudited Reconciliation of Adjusted EBITDA” set forth at the end of this press release.
Forward-Looking Statements
This press release contains “forward-looking statements”. Forward-looking statements reflect our current view about future events. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC.
For investor and media inquiries, please contact:
GigaCloud Technology Inc
Investor Relations
Email: ir@gigacloudtech.com
ICR Inc.
Ryan Gardella
Email: GigacloudIR@icrinc.com

GigaCloud Technology Inc
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except for share data and per share data)

	December 31,	December 31,
	2022	2023
ASSETS
Current assets
Cash	$143,531	$183,283
Restricted cash	1,545	885
Accounts receivable, net	27,142	58,876
Inventories	78,338	125,615
Prepayments and other current assets	7,566	17,516
Total current assets	258,122	386,175
Non-current assets
Operating lease right-of-use assets	144,168	398,922
Property and equipment, net	13,053	24,614
Intangible assets, net	—	8,367
Goodwill	—	12,586
Deferred tax assets	75	1,440
Other non-current assets	3,182	8,173
Total non-current assets	160,478	454,102
Total assets	$418,600	$840,277
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term borrowings	$207	$—
Accounts payable (including accounts payable of VIEs without recourse to the Company of $4,185 and $8,200 as of December 31, 2022 and December 31, 2023, respectively)	31,573	63,125
Contract liabilities (including contract liabilities of VIEs without recourse to the Company of $385 and $736 as of December 31, 2022 and December 31, 2023, respectively)	2,001	5,537
Current operating lease liabilities (including current operating lease liabilities of VIEs without recourse to the Company of $1,864 and $1,305 as of December 31, 2022 and December 31, 2023, respectively)	27,653	57,949
Income tax payable (including income tax payable of VIEs without recourse to the Company of $280 and $3,644 as of December 31, 2022 and December 31, 2023, respectively)	4,142	15,212
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of VIEs without recourse to the Company of $442 and $2,774 as of December 31, 2022 and December 31, 2023, respectively)	37,062	57,319
Total current liabilities	102,638	199,142
Non-current liabilities
Operating lease liabilities, non-current (including operating lease liabilities, non-current of VIEs without recourse to the Company of $3,322 and $553 as of December 31, 2022 and December 31, 2023, respectively)	116,564	343,511
Deferred tax liabilities	472	3,795
Finance lease obligations, non-current	867	111
Non-current income tax payable	2,894	3,302
Total non-current liabilities	120,797	350,719
Total liabilities	$223,435	$549,861
Commitments and contingencies

GigaCloud Technology Inc
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(In thousands)

	December 31,	December 31,
	2022	2023
Shareholders’ equity
Treasury shares, at cost (4,624,039 and 294,029 shares held as of December 31, 2022 and December 31, 2023, respectively)	$(231)	$(1,594)
Subscription receivable from ordinary shares	(81)	—
Class A ordinary shares ($0.05 par value, 50,673,268 shares authorized, 31,357,814 and 31,738,632 shares issued as of December 31, 2022 and December 31, 2023, respectively, 31,357,814 and 31,455,148 shares outstanding as of December 31, 2022 and December 31, 2023, respectively)	1,568	1,584
Class B ordinary shares ($0.05 par value, 9,326,732 shares authorized, issued and outstanding as of both December 31, 2022 and December 31, 2023)	466	466
Additional paid-in capital	109,049	111,736
Accumulated other comprehensive income	804	526
Retained earnings	83,590	177,698
Total shareholders’ equity	195,165	290,416
Total liabilities and shareholders’ equity	$418,600	$840,277

GigaCloud Technology Inc
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands except for share data and per share data)

	Three months ended December 31		Year ended December 31,
	2022	2023	2022	2023
Revenues
Service revenues	$36,069	$69,336	$140,628	$199,184
Product revenues	89,535	175,401	349,443	504,647
Total revenues	125,604	244,737	490,071	703,831
Cost of revenues
Services	29,927	57,291	120,102	161,215
Product sales	69,003	117,609	286,855	353,983
Total cost of revenues	98,930	174,900	406,957	515,198
Gross profit	26,674	69,837	83,114	188,633
Operating expenses
Selling and marketing expenses	6,256	14,004	24,038	41,386
General and administrative expenses	3,931	13,130	22,627	30,008
Research and development expenses	1,426	2,344	1,426	3,925
Losses on disposal of property and equipment	—	3,236	—	3,236
Total operating expenses	11,613	32,714	48,091	78,555
Operating income	15,061	37,123	35,023	110,078
Interest expense	(129)	(108)	(568)	(1,240)
Interest income	254	1,293	472	3,304
Foreign currency exchange gains (losses), net	(1,024)	4,239	(4,854)	2,086
Government grants	1,085	438	1,085	911
Others, net	(396)	(137)	6	(144)
Income before income taxes	14,851	42,848	31,164	114,995
Income tax expense	(2,375)	(7,273)	(7,192)	(20,887)
Net income	$12,476	$35,575	$23,972	$94,108
Accretion of Redeemable Convertible Preferred Shares	—	—	(941)	—
Net income attributable to ordinary shareholders	12,476	35,575	23,031	94,108
Foreign currency translation adjustment, net of nil income taxes	3,440	232	969	(278)
Total other comprehensive income (loss)	3,440	232	969	(278)
Comprehensive Income	15,916	35,807	24,941	93,830
Net income per ordinary share
—Basic	$0.31	$0.87	$0.60	$2.31
—Diluted	$0.31	$0.87	$0.60	$2.30
Weighted average number of ordinary shares outstanding used in computing net income per ordinary share
—Basic	40,692,080	40,770,882	24,412,314	40,788,448
—Diluted	40,692,080	40,901,772	24,412,314	40,922,590

GigaCloud Technology Inc
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2022	2023
Cash flows from operating activities:
Net income	$23,972	$94,108
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for doubtful accounts	86	263
Inventory write-down	318	671
Deferred tax	183	398
Share-based compensation	9,196	2,503
Depreciation and amortization	1,386	2,873
Loss from disposal of property and equipment	4	3,236
Operating lease	2,389	2,485
Unrealized foreign currency exchange gains (losses)	2,126	(972)
Interest expense of capital leases (ASC 840)	—	—
Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable	(9,161)	(5,058)
Inventories	2,785	(9,882)
Prepayments and other assets	(1,384)	(9,249)
Accounts payable	6,619	19,392
Contract liabilities	(1,689)	1,473
Income tax payable	(1,530)	10,977
Accrued expenses and other current liabilities	14,356	20,234
Net cash provided by operating activities	49,656	133,452
Cash flows from investing activities:
Cash paid for purchase of property and equipment	(709)	(4,380)
Cash received from disposal of property and equipment	—	462
Acquisitions, net of cash acquired	—	(86,629)
Net cash used in investing activities	$(709)	$(90,547)

GigaCloud Technology Inc
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

Cash flows from financing activities:
Repayment of finance lease obligations	$(3,624)	$(2,212)
Repayment of bank loans	(312)	(197)
Payment of share repurchase	—	(1,594)
Proceeds from prepaid consideration of restricted shares	1,578	—
Proceeds from initial public offering, net of IPO costs	34,245	—
Net cash provided by (used in) financing activities	31,887	(4,003)
Effect of foreign currency exchange rate changes on cash and restricted cash	380	190
Net increase in cash and restricted cash	81,214	39,092
Cash and restricted cash at the beginning of the year	63,862	145,076
Cash and restricted cash at the end of the year	145,076	184,168
Supplemental disclosure of cash flow information
Cash paid for interest expense	568	1,240
Cash paid for income taxes	8,539	9,512
Non-cash investing and financing activities:
Purchase of property and equipment under finance leases	2,719	—
Share based awards attributable to the IPO where no cash payment is required	807	—
Reversal of subscription receivable from ordinary shares	—	312
Fair value of assets acquired by acquisition	—	273,086
Cash paid for business combinations and asset purchases	—	87,568
Liabilities assumed by acquisition	$—	$(185,518)

GigaCloud Technology Inc
UNAUDITED RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2023	2022	2023
Net Income	$12,476	$35,575	$23,972	$94,108
Add: Income tax expense	2,375	7,273	7,192	20,887
Add: Interest expense	129	108	568	1,240
Less: Interest income	(254)	(1,293)	(472)	(3,304)
Add: Depreciation and amortization	349	1,723	1,386	2,873
Add: Share-based compensation expenses	110	429	9,196	2,503
Adjusted EBITDA	$15,185	$43,815	$41,842	$118,307